The American Funds Tax-Exempt Series II
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$49,306
Class B	$185
Class C	$2,959
Class F1	$2,963
Class F2	$2,299
Total	$57,712

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6577
Class B	$0.5321
Class C	$0.5234
Class F1	$0.6399
Class F2	$0.6833

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	76,086
Class B	284
Class C	5,740
Class F1	4,679
Class F2	4,223
Total	91,012

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.54
Class B	$17.54
Class C	$17.54
Class F1	$17.54
Class F2	$17.54